EXHIBIT 4.5

DESCRIPTION OF REGISTRANTS’ SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following descriptions set forth certain material terms and provisions of Dow Inc. and The Dow Chemical Company’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date of the Annual Report on Form 10-K of which this exhibit is a part, the registrants have two classes of securities registered under Section 12 of the Exchange Act: (1) Dow Inc.’s common stock, $.01 par value per share, and (2) The Dow Chemical Company’s 4.625% Notes due October 1, 2044.
DESCRIPTION OF COMMON STOCK OF DOW INC.
The following summary of Dow Inc.’s common stock not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Delaware law, and by Dow Inc.’s amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which exhibit is a part.
Dow Inc. is authorized to issue 5,250,000,000 shares of all classes of stock, 5,000,000,000 of which are shares of common stock, par value $0.01 per share, and 250,000,000 of which are shares of preferred stock, par value $0.01 per share. Dow Inc. had 751,408,800 shares of common stock, $0.01 par value, issued at January 31, 2020. Dow Inc. had 741,678,966 shares of common stock, $0.01 par value, outstanding at January 31, 2020. All issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that Dow Inc. issues will be fully paid and non-assessable. Neither Dow Inc.’s common stockholders have, or will have, any preemptive rights.
Voting Rights
Dow Inc.’s amended and restated certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and distributions of Dow Inc., including upon the dissolution of Dow Inc.
Board of Directors
Dow Inc.’s amended and restated bylaws provide that all of Dow Inc.’s directors are elected each year at Dow Inc.’s annual meeting for a term of one year and until his or her successor is duly elected and qualified. A quorum of directors consists of a majority of Dow Inc.’s entire board of directors then holding office.
Number, Filling of Vacancies and Removal of Directors
Dow Inc.’s amended and restated certificate of incorporation and amended and restated bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow Inc.’s entire board of directors. Currently, Dow Inc. has eleven members on its board of directors. Vacancies on Dow Inc.’s board of directors and any newly created directorships are filled exclusively by a vote of the majority of the remaining directors then in office, even if less than a quorum or by the sole remaining director, and shall not be filled by the stockholders. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Subject to the rights of holders of preferred stock, directors can be removed from office at any time, with or without cause, only by the affirmative vote of a majority of the voting power of all the outstanding shares of Dow Inc.’s capital stock then entitled to vote in the election of directors.

Dividends
Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders’ rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

•	surplus; or

•	net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be declared or paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow Inc. common stock are not cumulative. Dow Inc.’s amended and restated certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.
Selected Provisions in Dow Inc.’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Dow Inc.’s amended and restated certificate of incorporation and amended and restated bylaws contain a number of provisions that could have the effect of prohibiting or delaying a third party’s ability to take control of Dow Inc.
Advance Notice Provisions for Director Nominations and Stockholder Proposals at an Annual or Special Stockholders’ Meeting
Dow Inc.’s amended and restated bylaws provide that a stockholder may make a nomination of persons for election to the board of directors at an annual stockholders’ meeting only if the stockholder is a stockholder of record entitled to vote at such annual meeting and complies with the notice procedures and disclosure requirements as set forth below and may propose other business at an annual stockholders’ meeting only if such stockholder gives timely written notice thereof to Dow Inc.’s Secretary and any such business is a proper subject for stockholder action. The notice must be delivered to, or mailed and received by, Dow Inc.’s Secretary at Dow Inc.’s principal executive offices:

•
not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which Dow Inc. first distributed its proxy materials for the prior year’s annual meeting; or

•
if the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date on which public disclosure, as defined in Dow Inc.’s amended and restated bylaws, of the date of the annual meeting is first made by Dow Inc.

The notice must include the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•
all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act;

•
such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the board of directors as may be in place at any time and from time to time; and

•	any information required to be disclosed in the third following paragraph below if such person were a stockholder purporting to make a nomination or propose business.
In addition, the notice must include the following information as to any other business that the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•
the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Dow Inc.’s amended and restated bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting;

•
any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

•
any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(/a) of the Exchange Act and the rules and regulations promulgated thereunder; and

•
a description of all agreements, arrangements, or understandings between or among such stockholder, or any affiliates or associates of such stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or any affiliates or associates of such stockholder, in such business, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder.

The notice must include information specified in Dow Inc.’s amended and restated bylaws as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed, including:

•	the name and address of such stockholder, as they appear on Dow Inc.’s books, and the name and address of such beneficial owner;

•
the class and number of shares of Dow Inc.’s capital stock which are owned (beneficially or of record) by such stockholder and such beneficial owner as of the date of the notice and a representation that such stockholder will promptly notify Dow Inc. in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a written representation that the stockholder is the holder of record of Dow Inc.’s shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business;

•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of Dow Inc.’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of Dow Inc. stock and a representation that such stockholder will promptly notify Dow Inc. in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a representation that the stockholder is a holder of record of Dow Inc.’s shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice and that such stockholder will promptly notify Dow Inc. in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; and

•
a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dow Inc.’s outstanding capital stock required to approve the election of the nominee and/or otherwise to solicit proxies from stockholders in support of such election.

The notice must also include information specified in Dow Inc.’s amended and restated bylaws as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, including:

•
the class and number of shares of Dow Inc.’s capital stock which are beneficially owned (as defined in Dow Inc.’s amended and restated bylaws) as of the date of the notice, by the stockholder or the beneficial owner on whose behalf the notice is given and a representation that the stockholder shall notify Dow Inc. in writing within five business days after the record date for such meeting of the class and number of shares of Dow Inc.’s capital stock beneficially owned by such stockholder or beneficial owner as of the record date for the meeting;

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a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and a representation that the stockholder shall notify Dow Inc. in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of Dow Inc.’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of Dow Inc. stock and a representation that the stockholder shall notify Dow Inc. in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

Special Meetings of Stockholders
Dow Inc.’s amended and restated certificate of incorporation provides that, subject to the rights of the holders of preferred stock, a special stockholders’ meeting for any purpose may be called by the board of directors by a resolution adopted by a majority of the entire board. A special stockholders’ meeting will be called by the Chairman upon a written request from stockholders holding at least twenty-five percent of the voting power entitled to vote on the matters to be brought before the special meeting and which request complies with the procedures for calling a special meeting of stockholders as set forth in Dow Inc.’s amended and restated bylaws.
Dow Inc.’s amended and restated bylaws provide that a stockholder notice requesting a special meeting must:

•	be delivered to, or mailed to and received by Dow Inc.’s Secretary at Dow Inc.’s principal executive offices;

•	be signed by each stockholder requesting the special meeting, or a duly authorized agent thereof;

•	set forth the purpose of the special meeting; and

•
include the same information required to be included in a stockholder’s notice for proposals to be brought before an annual meeting of stockholders (see “-Advance Notice Provisions for Director Nominations and Stockholder Proposals at an Annual or Special Stockholders’ Meeting”).

Subject to certain exceptions specified in Dow Inc.’s amended and restated bylaws, a special stockholders’ meeting will be held within 90 days after such stockholder request to call the special meeting is delivered to or received by Dow Inc.’s Secretary, at such date, time and place as determined by the board of directors. Only the business set forth in the stockholders’ notice and any business included in the notice of the special meeting by or at the direction of the board of directors shall be conducted at a special meeting of stockholders.
Stockholder Action by Written Consent
Dow Inc.’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders’ meeting and may not be taken by written consent; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of preferred stock.
Transactions with Interested Stockholders and a Merger or Consolidation
Subject to certain limited exceptions, Delaware corporate law requires the approval of the board of directors and a majority of a corporation’s outstanding stock entitled to vote to authorize a merger or consolidation.
In general, Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
The DGCL allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow Inc. has not made that election in its amended and restated certificate of incorporation or amended and restated bylaws.
 DESCRIPTION OF THE DOW CHEMICAL COMPANY'S 4.625% NOTES DUE OCTOBER 1, 2044
The following description of The Dow Chemical Company's ("TDCC") 4.625% Notes due October 1, 2044 (the “Notes”) is a summary and does not purport to be complete. This description is subject to and qualified in its entirety by reference to the Indenture, dated as of May 1, 2008, between us and The Bank of New York Mellon Trust Company, N.A., as trustee.
The Notes are traded on The New York Stock Exchange under the bond trading symbol of “DOW/44”. Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. We encourage you to read the above referenced Indenture for additional information.
General
The Notes were initially issued in an aggregate principal amount of $500,000,000
The Notes bear interest at the rate of 4.625% per year from the September 16, 2014, payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2015, to the holders of record at the close of business on the immediately preceding March 15 and September 15, respectively (whether or not a business day). Interest on the notes are computed on the basis of a 360-day year consisting of twelve 30-day months.
Ranking
The notes are senior unsecured obligations of TDCC and rank equal in right of payment to its other senior unsecured debt from time to time outstanding. The notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables.
The Notes are represented by one or more global securities registered in the name of a nominee of DTC. Except as described in the prospectus supplement, the notes will not be issuable in certificated form.
Optional Redemption
The notes due 2044 are redeemable, at any time in whole or from time to time in part, prior to April 1, 2044 (six months prior to their maturity date), in each case at a redemption price equal to the greater of:
    (i)    100% of the principal amount of the notes to be redeemed on that redemption date; and
    (ii)    the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
On and after April 1, 2044 (six months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at our option at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the redemption date) of the series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference
Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Quotation Agent” means any Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA Inc. and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the Notes as described above, we will make an offer to each holder of notes to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 above that amount.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
Definitions
“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade

Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;
(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;
(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;
(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(5) the adoption of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.
“Fitch” means Fitch Ratings Ltd.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Services Inc.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” registered pursuant to Section 15E of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Sinking Fund
The notes are not be entitled to any sinking fund.

Book-Entry, Delivery and Form
The Notes were issued in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.
Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures
Initial settlement for the notes were made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Certificated Notes
Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•
DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain Covenants Applicable to the Notes
Limitations on Liens
The indenture provides that, subject to the exceptions described below and those set forth under “Exempted Indebtedness,” Dow may not, and may not permit any restricted subsidiary to, create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•
liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price or any additions thereto or to secure any indebtedness incurred at the time of, or within 120 days after, the acquisition of such principal property or any addition thereto;

•	liens existing on the date of the indenture;

•	liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

•	liens which exclusively secure debt owing to Dow or a subsidiary by a restricted subsidiary;

•	liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith;

•
liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; or pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety or appeal bonds, or deposits as security for the payment of taxes;

•
liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property; provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which the construction or improvement is located; provided further, that Dow and its restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of any improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

•
liens arising from assignments of money due under contracts of Dow or a restricted subsidiary with the United States or any State, or any department, agency or political subdivision of the United States or any State;

•
liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

•
statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and liens of a similar nature as those described above.

Limitation on Sale and Lease-Back Transactions
The senior indenture provides that, subject to the exceptions set forth below under the section of this prospectus captioned “Exempted Indebtedness,” sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of the sale and leaseback transaction are at least equal to the fair value of the property.

Exempted Indebtedness
Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:
(1) the aggregate outstanding indebtedness of Dow and its restricted subsidiaries incurred after the date of the indenture and secured by the proscribed liens relating to principal property; plus
(2) the aggregate discounted value of the obligations for rental payments in respect to the proscribed sale and lease-back transactions relating to principal property;
does not exceed 10% of consolidated net tangible assets at such time.
There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.
Certain Definitions
The following are the meanings of terms that are important in understanding the covenants previously described:
“Consolidated net tangible assets” means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

•
all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

•	advances to entities accounted for on the equity method of accounting; and

•	intangible assets.
“Intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow’s balance sheet, of:

•	all trade names, trademarks, licenses, patents, copyrights and goodwill;

•	organizational and development costs;

•	deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

•	amortized debt discount and expense, less unamortized premium.
“Principal property” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow’s board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.
“Restricted subsidiary” means any subsidiary:

•	of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

•	that owns or operates one or more principal properties;
provided, however, restricted subsidiary shall not include a subsidiary that is primarily engaged in the business of a finance or insurance company, and branches of that finance or insurance company.

“Subsidiary” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or by Dow and one or more of its subsidiaries.
Consolidation, Merger and Sale of Assets
Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

•	the successor corporation is Dow or is a domestic corporation that assumes Dow’s obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction, Dow or the successor corporation would not be in default under the indenture.
Events of Default
With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:
(1) default by Dow for 30 days in the payment of any installment of interest on the debt securities of that series;
(2) default by Dow in the payment of any principal on the debt securities of that series;
(3) default by Dow in the payment of any sinking fund installment;
(4) default by Dow in the performance, or breach by Dow, of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of that series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding;
(5) Dow commences bankruptcy or insolvency proceedings or consents to any bankruptcy relief sought against it;
(6) Dow becomes involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against it, if that order remains unstayed and in effect for more than 60 consecutive days; or
(7) any other event of default established in accordance with a supplemental indenture or board resolution with respect to any series of debt securities.
No event of default described in clauses (1), (2), (3), (4) or (7) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.
The indenture provides that if an event of default under clauses (1), (2), (3), (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to less than all series of debt securities then outstanding)
shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then-outstanding debt securities of the series affected by the event of default, each affected series treated as a separate class, may declare the principal of all the debt securities of each affected series, together with accrued interest, to be due and payable immediately. If an event of default under clauses (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. If an event of default under clauses (5) or (6) above shall have occurred, the principal of all the debt securities, together with accrued interest, will become due and payable immediately without any declaration or other act by the trustee or any holder.
If prior to any judgment or decree for the payment of money due being entered or obtained, Dow delivers to the trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the trustee’s expenses and Dow has cured any defaults under the indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture that cannot be modified or amended without the approval of the holder of each debt security so affected.
Notwithstanding the foregoing, at Dow’s election, the sole remedy for an event of default specified in clause (4) above relating to the failure by Dow to comply with the covenant in the indenture requiring Dow to file with the trustee copies of the reports and other information it files with the SEC (“Dow’s SEC filing obligations”) and for any failure by Dow to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), which similarly requires Dow to file with the trustee copies of the reports and other information it files with the SEC, shall for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which an event of default relating to a failure to comply with Dow’s SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 270th day (or earlier, if such event of default is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.
The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.
The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge of the TDCC Indenture
The TDCC indenture with respect to any series, except for the surviving obligations, including TDCC’s obligation to compensate the trustee and to pay the principal of and interest on the debt securities of that series, will be discharged and canceled upon the satisfaction of specified conditions, including:

•	payment of all the debt securities of that series; or

•
the deposit with the trustee of cash or U.S. government obligations or a combination of cash and U.S. government obligations sufficient for the payment or redemption in accordance with the TDCC indenture and the terms of the debt securities of that series.

Modification and Waiver
TDCC and the trustee may modify and amend the TDCC indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may, without the consent of the holders of all outstanding debt securities:

•	extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture.
Governing Law
The indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.
Information About the Trustee
The Trustee’s corporate trust office is located at 2 North LaSalle Street, Suite 700, Chicago, Illinois 60602. The Trustee’s affiliate corporate trust office in New York City is located at 240 Greenwich Street, New York, New York 10286.